Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

CERTIFIED PUBLIC ACCOUNTING FIRM

TO: Unity Holdings, Inc.

As independent registered certified public accountants, we hereby consent to the inclusion in this Registration Statement on Form S-1, of our report dated March 25, 2009, relating to the financial statements of Unity Holdings, Inc., and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

September 15, 2009